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                                      AIMCO

                             AIMCO PROPERTIES, L.P.
                    c/o River Oaks Partnership Services, Inc.
                  P.O. Box 2065 S. Hackensack, N.J. 07606-2065
                                 (888) 349-2005

                               September 27, 2002

Dear Limited Partner:

         You should have already received the tender offer documents, including the Offer to Purchase dated August 19, 2002, we recently mailed you offering to acquire your units of limited partnership interest in REAL ESTATE ASSOCIATES LIMITED IV ("REAL IV"). The offer was scheduled to expire on September 27, 2002. BY THIS LETTER, WE ARE NOTIFYING YOU THAT WE HAVE EXTENDED THE TENDER OFFER UNTIL MIDNIGHT, NEW YORK TIME, ON OCTOBER 11, 2002. As of September 26, 2002, 429 units, or 6.46%, had been tendered to us in response to this offer.

         If we purchase your tendered units, you will receive cash, but you may recognize a gain or loss for federal income tax purposes. However, you will not receive a K-1 in respect of your partnership income or loss after the tax year in which your units are purchased. If you retain your units, you will continue to be a limited partner. However, you may not be able to liquidate your investment until the partnership terminates.

         If you have not already done so, please remember, that to accept our offer the enclosed Acknowledgement and Agreement must be received before midnight, New York time, on October 11, 2002.

         If you have any questions or need assistance in completing the enclosed Acknowledgement and Agreement, please contact our information agent, River Oaks Partnership Services, Inc., toll free, at (888) 349-2005.


                                                    AIMCO PROPERTIES, L.P.




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                                       THE INFORMATION AGENT FOR THE OFFER IS:

                                       RIVER OAKS PARTNERSHIP SERVICES, INC.
               By Mail:                          By Overnight Courier:                        By Hand:
             P.O. Box 2065                         111 Commerce Road                      111 Commerce Road
    S. Hackensack, N.J. 07606-2065               Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                              Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                            For information, please call:

       Toll Free (888) 349-2005                                                     Via Facsimile: (201) 460-2889
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